Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan of our report dated December 4, 2012, with respect to the consolidated financial statements of About, Inc. for the year ended December 25, 2011included in IAC/InterActiveCorp’s Form 8-K dated May 3, 2013.

/s/ ERNST & YOUNG LLP

New York, New York
November 8, 2013